Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MedAssets, Inc.

Alpharetta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-148968 and No. 333-156505) of MedAssets, Inc. of our reports dated February 26, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in this Form 10-K.

/s/  BDO Seidman, LLP

Atlanta, Georgia
February 26, 2010